EXHIBIT 15.3

Our refKKZ/754680-000001/19443249v1

Smart Share Global Limited

6th Floor

No.799 TianShan West Road

Changning District

Shanghai

People's Republic of China

27 April 2022

Dear Sir or Madam

Smart Share Global Limited

We have acted as legal advisers as to the laws of the Cayman Islands to Smart Share Global Limited, an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2021 (the “Annual Report”).

We hereby consent to the reference to our firm under the heading “Item 10.E. Additional Information—Taxation—Cayman Islands Taxation” in the Annual Report, and we further consent to the incorporation by reference of the summary of our opinions under these headings into the Company’s registration statement on Form S-8 (File No. 333-257266) that was filed on 22 June 2021, pertaining to the Company’s 2021 Share Incentive Plan.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP